 Exhibit 99.1

INSPIRED ENTERTAINMENT, INC. REPORTS

STRONG FIRST QUARTER 2018 RESULTS

●	Revenue in the first quarter increased 16.1% compared to the same quarter last year on a reported basis, principally driven by growth in Server Based Gaming (“SBG”) service revenue and Virtual Sports recurring revenue; 14.3% after adjusting for foreign currency impact and the longer quarter in 2016 (98 days vs 92 days).

●	Net loss narrowed significantly, from over $22 million to $4.2 million; in addition, Adjusted EBITDA[1] increased 13.0% after adjusting for foreign currency impact and the length of the quarter, and increased 31.6% after also excluding incremental costs since the closing of our Business Combination. This follows a 19% CAGR in annual Adjusted EBITDA on a constant currency basis from FY2014 to FY2017.

●	International expansion strategy continued, including our rollout into Greece, with 3,500 SBG terminals deployed to date and an additional 2,860 contracted, our Virtual Sports going live in the State of New Jersey, USA, with five regulated online operators, Virtual Sports launches in various new EU markets and new contracts in Latin America and Scandinavia.

●	Long-term debt was reduced, with $7.7 million of long-term debt repaid during the quarter.

New York, New York, February 2, 2018 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported financial results for the quarter ended December 31, 2017. As previously announced, management will host a conference call at 10:00 AM U.S. Eastern Time, Friday, February 2, 2018, to discuss the first quarter results and general business trends; access details are provided below.

“Our first quarter results were strong. We continue to grow in existing markets and to enter new markets,” said Inspired Executive Chairman Lorne Weil. Mr. Weil continued, “Our growth in Greece and our deployment as the sole regulated provider of Virtual Sports in New Jersey demonstrate that our omni-channel products are compelling to customers and players.”

Luke Alvarez, President and CEO of Inspired said, “We are pleased with our first quarter results, which reflect strong growth in recurring revenues, expansion in non-UK European markets and achievement of a key market entry in North America. We also paid down long-term debt in the quarter as well as significantly reduced our net loss. Our Greek SBG business continues to strengthen, with two additional orders from OPAP since the original contract and a new partnership with Novomatic. Our UK SBG business is expanding, as we deploy our new contract for additional terminals with Betfred. Our Virtual Sports business has expanded with multiple new launches in Italy, the UK, Greece, Poland and Romania, and with new contracts in the UK, Finland and Latin America.”

1 Adjusted EBITDA is a non-GAAP financial measure. Our definition of the measure and its reconciliation to net loss are provided later in this release.

Mr. Alvarez continued, “We are now live with Virtual Sports in New Jersey, with five online casinos including Caesars and Golden Nugget. Our European mobile games have launched with five new operators. We expect to see our recently announced Virtual Sports American Football game, 1st Down, go live with U.S. gaming and lottery customers during 2018. Our business is progressing on all fronts – UK, rest of world and U.S. – land based and mobile – SBG and Virtual Sports. We are optimistic about our prospects for FY18 and beyond.”

Summary of Consolidated First Quarter 2018 Financial Results

	Qtr Ended December 31		Change	Currency Movement	Days Movement	Like-for-Like Variance	Like for Like Change
	2017	2016	(%)	2017	2017	2017	(%)
(In $ millions, except per share figures) GAAP Measures:
Revenue	$31,387	$27,037	16.1%	$2,272	$(1,562)	$3,640	14.3%
Net Operating Gain (Loss)	$(4,421)	$(9,267)	-52.3%	$(315)	$33	$5,128	-55.5%
Net (loss)	$(4,155)	$(22,383)	-81.4%	$(307)	$918	$17,617	-82.1%
Net (loss) per diluted share	$(0.20)	$(1.79)	-88.7%
Non-GAAP Measures:
Adjusted EBITDA[1]	$9,835	$8,465	16.2%	$706	$(384)	$1,048	13.0%

1Reconciliation to GAAP metrics shown below

First Quarter and Recent Highlights

●	Additional VLTs Contracted in Greece, total contracted 6,360 SBG VLTs - Following the strong game performance of Inspired’s initial deployment of SBG VLTs, OPAP recently awarded Inspired an additional 1,000 VLTs, which are expected to be installed into OPAP lottery and gaming venues during 2018, raising the total number of contracted machines in Greece to 6,360.

●	Virtual Sports Live in New Jersey - Inspired’s Virtual Sports are now live with five regulated online gaming operators in New Jersey, including two operators going live after the quarter end. Inspired is the only regulated provider of online Virtual Sports betting products in New Jersey.

●	Signed Agreement to Supply Virtual Sports in Panama – Signed agreement with Sportium, a joint venture between Ladbrokes and Cirsa, to supply Virtual Sports products to Sportium’s affiliated retail venues in Panama. During the quarter, we also announced new contracts with the Finnish Lottery Veikkaus and an expansion of our Greek OPAP footprint to 800 Self Service Betting Terminal (“SSBT”) venues.

●	Inspired’s Football Matchday Now Live in Italy with Eurobet - Inspired’s Virtual Sports will be featured on dedicated channels in Eurobet retail venues, with one channel solely showing Football Matchday and Platinum Football. New Virtual Sports products from Inspired will be promoted by Eurobet through new bonus offers and system bets. During the first quarter, we also launched with Goldbet.

●	New Mobile Customers - Inspired’s world-class Virtual Sports, Slots, and Table Games are now available online and on mobile with new operators including Betfair, Grosvenor Casino (part of the Rank Group), Bwin, Sportingbet, VideoSlots, and a variety of Betsson brands. Inspired’s Virtual Sports and slots games are now live on over 300 websites worldwide.

“We achieved a great deal in the first quarter and our business is expanding in multiple areas, especially in new European and U.S. markets and in regulated online and mobile channels. Whilst our SBG and Virtual Sports businesses are both accelerating in continental Europe, we are now using our European leadership to bring games and technologies for the next generation of players to the large potential of the U.S.” said Mr. Alvarez. “We are very pleased with progress in the business and looking forward to accelerating international growth, especially in North America.”

Management Outlook and Commentary

Management maintains the outlook presented in our previous earnings release dated December 4, 2017, of Adjusted EBITDA for the fiscal year ending September 30, 2018 of between $54 million and $58 million, assuming a stable exchange rate environment.

Overview of First Quarter Results (as compared to first quarter of prior year)

Total revenue for the quarterly period ended Dec 31, 2017 increased by $4.4 million, or 16.1%, from the quarter ending Dec 31, 2016, to $31.4 million, on a reported basis. Favorable currency movements accounted for $2.3 million of the increase, which was partly offset by a $1.6 million decrease due to there being fewer days in the 2017 period than in the 2016 period. On a like-for-like basis2, revenue increased by $3.6 million, or 14.3%.

SBG revenue, which is included in total revenue, above, increased by $2.3 million on a like-for-like basis, or 12.2%, comprised of growth in service revenue of $3.1 million, offset by a reduction in hardware sales of $0.8 million.

SBG service revenue increased by $3.1 million on a like-for-like basis, or 18.4%, as a result of the rollout of terminals in Greece, growth in UK licensed betting office (“LBO”) Gross Win per unit per day and a software license sale into the Greek market (“Gross Win per unit per day” is defined as stake less amounts returned to the player in prize, before gaming tax deductions). These increases were partly offset by a change in contract terms for one key UK customer in conjunction with an extension of the end date of the customer’s contract without being obligated to make further capital investment.

Hardware revenue decrease was driven by a reduction in SBG terminal sales in the Greek, Electronic Table Games (“ETG”) and Colombian markets of $0.6 million, $0.5 million and $0.3 million, respectively. This was offset by an increase in the UK SSBT sales of $0.5 million.

Virtual Sports revenue increased by $1.3 million on a like-for-like basis, or 20.3%, driven by new customer revenue in Greece, Ireland and Poland, as well as an increase in revenue from existing customers, due in part to additional channels offered.

Selling, general, and administrative (“SG&A”) expenses increased from the 2016 quarterly period to the 2017 quarterly period by $2.6 million, on a reported basis, from $13.7 million to $16.4 million. Of this increase, $1.2 million arose from adverse currency movements, offset by a reduction of $0.8 million due to there being fewer days in the current year period. On a like-for-like basis, SG&A expenses increased by $2.3 million. This increase was driven by additional costs of $1.5 million since the closing of the Business Combination incurred as a result of our public company status and incremental group restructuring costs of $0.7 million.

Net operating loss decreased from a loss of $9.3 million in the 2016 quarter to a loss of $4.4 million in the 2017 quarter. Of this variance, $0.3 million arose from adverse currency movements. On a like-for-like basis, net operating loss decreased by $5.1 million, mainly due to an increase in revenue and a reduction in transaction expenses.

2 Adjusted to remove differences due to currency changes and number of days (see “Non-GAAP Financial Measures” below)

Adjusted EBITDA, which the Company considers an important underlying business performance measure, increased by 16.2% before adjusting for foreign currency impact and fewer days in this period vs the same period in 2016. After adjusting for those factors, Adjusted EBITDA increased 13.0%. Excluding Incremental Costs since Closing of the Business Combination, Adjusted EBITDA increased 31.6%.

Operating Segment Review

Server Based Gaming

Server Based Gaming Key Performance Indicators (KPIs)

	Three-Month Period Ended		Variance
	December 31,		2017 vs 2016
	2017	2016		%

End of period installed base (# of terminals)	29,985	26,823	3,162	11.8%
Average installed base (# of terminals)	29,310	26,767	2,543	9.5%
Customer Gross Win per unit per day (1)	£115.92	£119.06	£(3.13)	(2.6)%
Customer Net Win per unit per day (1)	£82.93	£85.89	£(2.96)	(3.4)%
Inspired Blended Participation Rate	6.1%	6.1%	0.0%

(1) Includes all SBG terminals in which we take a participation revenue share across all territories

In the period ending December 31, 2017, SBG revenue increased $2.8 million, to $22.8 million, on a reported basis. Of this increase, $1.7 million arose from favorable currency movement, partly offset by $1.1 million due to fewer days in the current period. On a like-for-like basis, SBG revenue increased by $2.3 million, or 12.2%.

SBG service revenue increased by $3.6 million, or 19.7%, on a reported basis. Of this increase, $1.6 million arose from favorable currency movement, partly offset by $1.1 million due to there being fewer days in the 2017 quarterly period vs than in the 2016 quarterly period. On a like-for-like basis, SBG service revenue increased by $3.1 million, or 18.4%, to $21.8 million, primarily due to the continued rollout of terminals into Greece. This rollout drove additional participation revenue of $1.5 million and other recurring revenue of $0.6 million. In addition, during the 2017 period we completed a software license sale into the Greek market, generating revenue of $1.2 million.

UK LBO Customer Gross Win per unit per day grew by 2.4%.  These gains were offset by revised terms agreed in an SBG contract extension with one customer in our UK LBO market.  This contract extension nevertheless allowed us to continue to generate revenue without the obligation to make further capital investment.

SBG hardware revenue decreased by $0.8 million to $1.0 million, on a reported basis, including favorable currency movements of $0.1 million. On a like-for-like basis, SBG hardware revenue decreased by $0.8 million, principally due to higher terminal sales in 2016 in the Greek (these are nil margin sales), ETG and Colombian markets, contributing decreases in the 2017 period of $0.6 million, $0.5 million and $0.3 million, respectively. The decrease was partly offset by a higher volume of UK SSBT hardware sales of $0.5 million.

In the 2017 quarterly period, SBG operating profit decreased by $0.2 million to $6.2 million, on a reported basis. Of this variance, $0.5 million arose from favorable currency movements, offset by a decrease of $0.4 million due to there being fewer days in the 2017 period than in the 2016 period. On a like-for-like basis, SBG operating profit decreased by $0.3 million given an increase in depreciation and amortization which increased $1.8 million ($2.0 million on reported basis). This was driven by a $1.5 million increase in intangible amortization due to new projects going live in the Greek, UK and Italian markets and an increase in machine-related depreciation of $0.5 million driven by the continued terminal rollout in the Greek market. These were partially offset by savings of $0.4 million from fully depreciated terminals in the UK, Italian and Colombian markets.

Virtual Sports

Virtual Sports Key Performance Indicators (KPIs)

	Three-Month Period ended		Variance
	December 31,		2017 vs 2016
Virtuals	2017	2016		%

End of Period # Live Customers	86	74	12	16.2
Average # Live Customers	83	74	9	12.7
Total revenue (£’000)	6,371	5,635	735	13.0
Total revenue (£’000) - Retail	3,812	3,322	490	14.8
Total revenue (£’000) – Interactive	2,559	2,314	245	10.6
Average revenue per customer per day (£)	834	781	54	6.9

Virtual Sports revenue increased $1.5 million compared to the 2016 quarterly period, on a reported basis. Of this increase, $0.6 million arose from favorable currency movements, partly offset by $0.4 million due to there being fewer days in the 2017 period than the 2016 period. On a like-for-like basis, Virtual Sports revenue increased by $1.3 million, or 20.3%, to $8.6 million.

This increase was principally the result of recurring revenue growth of $1.4 million in Virtual Sports land-based and online customers, due to the addition of Greece’s OPAP as a new customer as well as new customers in Ireland and Poland. A $0.5 million increase arose from further RGS penetration into the mobile market, where the number of our customers increased from six to sixteen. These increases were partly offset by a $0.5 million reduction in revenue from long term licenses that have now come to an end.

In the 2017 quarterly period, Virtual Sports operating profit increased by $0.5 million, or 15.4%, on a reported basis. Of this increase, $0.3 million arose from favorable currency movements, partly offset by $0.2 million due to there being fewer days in the 2017 period than the 2016 period. On a like-for-like basis, this represented an increase of $0.4 million, or 13.5%. Within this, depreciation and amortization increased by $0.5 million to $1.6 million, on a reported basis. Of this increase, $0.1 million arose from adverse currency movement, offset by $0.1 million due to there being fewer days in the 2017 period than the 2016 period. This resulted in a like-for-like increase of $0.5 million, due to additional deprecation of platforms and games going live.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges (including employer taxes where applicable) where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring and integration (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Adjusted Revenue (Revenue Excluding Nil Margin Hardware Sales) is defined as revenue excluding hardware sales that are sold at nil margin with the intention of securing longer term recurring revenue streams.

Incremental Costs since Closing of the Business Combination is defined as the incremental costs incurred as a result of becoming a public company, shown to allow comparability to the prior periods when we were not a public company. These costs include costs associated with the public company’s Board of Directors and its committees and advisors, the remuneration of those who became employed or received increases as a result of the Business Combination, SEC counsel costs and costs associated with PCAOB audit compliance.

Constant Currency. Currency impacts shown have been calculated as the current-period average GBP: USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as constant currency, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for constant currency movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a Constant Currency basis

Days Movement represents values relating to the additional six days in the 2016 quarter as compared to the 2017 quarter using specific information where available and otherwise applying a straight-line method that reflects pro-rated values.

Like-for-Like Variance represents the difference between the results in our reporting currency calculated under GAAP and the results after adjusting for Currency Movement and Days Movement impacts.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss included elsewhere in this release, to Adjusted EBITDA are shown below.

Conference Call and Webcast

Friday, February 2, 2018, at 10:00 AM U.S. Eastern Time, members of Inspired’s management team will host a conference call to present our first quarter FY18 results. The dial-in number is 877-870-4263 for participants in the United States and 412-317-0790 for participants outside the United States. Participants should ask to be joined to the Inspired Entertainment call. A replay of the call will be available one hour after the conclusion of the call and until February 9, 2018 by calling 877-344-7529 for listeners in the United States, or 412-317-0088 for listeners outside the United States, via replay access code 10116666. A replay of the call will also be available on our website at www.inseinc.com under the Investors-Events Calendar link.

About Inspired Entertainment, Inc.

Inspired is a global gaming technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates approximately 30,000 digital gaming terminals and supplies its Virtual Sports products through more than 40,000 retail channels and over 300 websites, in approximately 35 gaming jurisdictions worldwide. Inspired employs approximately 800 employees in the UK and elsewhere, developing and operating digital games and networks. Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on ‘our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our annual report on Form 10-K, our subsequently filed quarterly reports on Form 10-Q and as applicable in subsequent filings with the U.S. Securities and Exchange Commission, which are available, free of charge, at the SEC’s website at www.sec.gov and our site at www.inseinc.com.

Contact:

For Investors

Daniel Silvers

daniel.silvers@inseinc.com

+1 646 820-0860

For Press and Sales

Elinor Fewster

elinor.fewster@inseinc.com

t: +44 20 7456 9016 | m: +44 7973808951

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2017	September 30, 2017
	(Unaudited)
Assets
Current assets
Cash	$10,989	$20,028
Accounts receivable, net	12,680	20,469
Inventory, net	4,477	5,011
Prepaid expenses and other current assets	19,799	17,692
Total current assets	47,945	63,200

Property and equipment, net	43,119	43,485
Software development costs, net	47,218	46,433
Other acquired intangible assets subject to amortization, net	8,465	9,240
Goodwill	47,437	47,076
Other assets	9,196	9,589
Total assets	$203,380	$219,023

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$14,228	$20,407
Accrued expenses	13,652	18,119
Earnout liability	12,071	—
Corporate tax and other current taxes payable	2,875	3,134
Deferred revenue, current	10,912	7,209
Other current liabilities	3,547	4,420
Current portion of long-term debt	13,502	7,369
Current portion of capital lease obligations	535	562
Total current liabilities	71,322	61,220

Long-term debt	110,302	115,396
Capital lease obligations, net of current portion	427	532
Deferred revenue, net of current portion	20,341	20,144
Earnout liability, net of current portion	—	16,728
Derivative liability	4,106	964
Other long-term liabilities	7,029	6,368
Total liabilities	213,527	221,352

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Series A Junior Participating Preferred stock; $0.0001 par value; 1,000,000 shares authorized; 49,000 shares designated; no shares issued and outstanding at December 31, 2017 and September 30, 2017	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 20,848,375 shares and 20,402,602 shares issued and outstanding at December 31, 2017 and September 30, 2017, respectively	2	2
Additional paid in capital	321,688	323,429
Accumulated other comprehensive income	51,223	53,145
Accumulated deficit	(383,060)	(378,905)
Total stockholders’ deficit	(10,147)	(2,329)
Total liabilities and stockholders’ deficit	$203,380	$219,023

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share data)

(Unaudited)

	Three Months Ended December 31,
	2017	2016

Revenue:
Service	$30,367	$25,243
Hardware	1,020	1,794
Total revenue	31,387	27,037

Cost of sales, excluding depreciation and amortization:
Cost of service	(5,196)	(3,748)
Cost of hardware	(906)	(1,161)
Selling, general and administrative expenses	(16,374)	(13,731)
Stock-based compensation expense	(3,198)	(36)
Acquisition related transaction expenses	(574)	(10,460)
Depreciation and amortization	(9,560)	(7,168)
Net operating (loss) income	(4,421)	(9,267)

Other income (expense)
Interest income	38	12
Interest expense	(4,906)	(14,423)
Change in fair value of earnout liability	4,657	1,276
Change in fair value of derivative liability	319	124
Other finance income (costs)	191	(54)
Total other expense, net	299	(13,065)

Net loss before income taxes	(4,122)	(22,332)
Income tax benefit (expense)	(33)	(51)
Net loss	(4,155)	(22,383)

Other comprehensive income (loss):
Foreign currency translation gain/(loss)	124	17,485
Actuarial losses on pension plan	(2,046)	(1,256)
Other comprehensive income/(loss)	(1,922)	16,229

Comprehensive loss	$(6,077)	$(6,154)

Net loss per common share – basic and diluted	$(0.20)	$(1.79)

Weighted average number of shares outstanding during the period – basic and diluted	20,441,832	12,490,280

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

(Unaudited)

	Common stock		Additional paid in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Shares	Amount	capital	income	deficit	(deficit)

Balance at October 1, 2017	20,402,602	$2	$323,429	$53,145	$(378,905)	$(2,329)
Foreign currency translation adjustments	—	—	—	124	—	124
Actuarial losses on pension plan	—	—	—	(2,046)	—	(2,046)
Shares issued on exercise of warrants	50	—	1	—	—	1
Shares issued upon cashless exercise of RSUs	445,723	—	(1,043)	—	—	(1,043)
Stock-based compensation expense	—	—	783	—	—	783
Reclassification of RSUs to derivative liability due to modification	—	—	(1,482)	—	—	(1,482)
Net loss	—	—	—	—	(4,155)	(4,155)
Balance as of December 31, 2017	20,848,375	$2	$321,688	$51,223	$(383,060)	$(10,147)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended December 31,
	2017	2016

Cash flows from operating activities:
Net loss	$(4,155)	$(22,383)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	9,560	7,168
Stock-based compensation expense	2,889	36
Change in fair value of derivative liability	(319)	(124)
Change in fair value of earnout liability	(4,657)	(1,276)
Non-cash interest expense relating to senior debt	1,924	—
Non-cash interest expense relating to PIK loan notes	—	9,762
Changes in assets and liabilities:
Accounts receivable	7,912	(774)
Inventory	572	461
Prepaid expenses and other assets	(1,750)	776
Corporate tax and other current taxes payable	(1,060)	693
Accounts payable	(7,929)	(1,262)
Other current liabilities	(60)	(11)
Deferred revenues and customer prepayment	2,858	(698)
Accrued expenses	(4,562)	(77)
Other long-term liabilities	(1,332)	(1,196)
Net cash used in operating activities	(109)	(8,905)

Cash flows from investing activities:
Purchases of property and equipment	(2,913)	(2,332)
Purchases of capital software	(3,900)	(5,301)
Net cash used in investing activities	(6,813)	(7,633)

Cash flows from financing activities:
Proceeds from issuance of revolver and long-term debt	6,043	7,415
Cash received in connection with Merger	—	36,664
Proceeds from sale of common stock	—	1,645
Repayments of long-term debt	(7,713)	—
Repayments of finance leases	(140)	(37)
Net cash (used in) provided by financing activities	(1,810)	45,687

Effect of exchange rate changes on cash	(307)	301
Net (decrease) increase in cash	(9,039)	29,450
Cash, beginning of period	20,028	1,486
Cash, end of period	$10,989	$30,936
Supplemental cash flow disclosures
Cash paid during the period for interest	$6,275	$5,388
Cash paid during the period for income taxes	$—	$15

Supplemental disclosure of noncash investing and financing activities
Additional paid in capital from cashless exercise of RSUs	$1,043	$—
Additional paid in capital reclassified to derivative liability	$1,482	$—
Derivative liability reclassified to accrued expenses	$126	$—
Fair value adjustment of PIK shareholder loans	$—	$174,990

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(Unaudited)

	For the Three-Month Period ended

	Dec 31,	Reported Dec 31,	Adjusted Dec 31,
(In thousands)	2017	2016	2016
Net loss	($4,155)	($22,383)	($21,465)

Items Relating to Legacy Activities:
Pension charges	140	180	169
(Credit)/Costs relating to former operations	5	(112)	(105)

Items to be considered to be Exceptional in nature:
Costs of group restructure	780	—	—
Transaction fees	574	10,460	10,460

Stock-based compensation expense	3,198	36	36

Depreciation and amortization	9,560	7,168	6,670
Total other expense, net	(299)	13,065	12,265
Income tax	33	51	51
Adjusted EBITDA	$9,835	$8,465	$8,081

Adjusted EBITDA	£7,325	£6,792	£6,484

Exchange Rate - $ to £	1.34	1.25	1.25

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(in thousands)

(Unaudited)

Three Months Ended December 31, 2017

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$21,809	$8,558	$—	$30,367
Hardware	1,020	—	—	1,020
Total revenue	22,829	8,558	—	31,387
Cost of sales, excluding depreciation and amortization:
Cost of service	(4,053)	(1,143)	—	(5,196)
Cost of hardware	(906)	—	—	(906)
Selling, general and administrative expenses	(3,949)	(1,912)	(10,513)	(16,374)
Stock-based compensation expense	(72)	(87)	(3,039)	(3,198)
Acquisition related transaction expenses	—	—	(574)	(574)
Depreciation and amortization	(7,607)	(1,600)	(353)	(9,560)
Segment operating income (loss)	6,242	3,816	(14,479)	(4,421)

Net operating loss				(4,421)

Three Months Ended December 31, 2016

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$18,220	$7,023	$—	$25,243
Hardware	1,794	—	—	1,794
Total revenue	20,014	7,023	—	$27,037
Cost of sales, excluding depreciation and amortization:
Cost of service	(2,895)	(853)	—	(3,748)
Cost of hardware	(1,161)	—	—	(1,161)
Selling, general and administrative expenses	(3,824)	(1,796)	(8,111)	(13,731)
Stock-based compensation expense	—	—	(36)	(36)
Acquisition related transaction expenses	—	—	(10,460)	(10,460)
Depreciation and amortization	(5,653)	(1,068)	(447)	(7,168)
Segment operating income (loss)	6,481	3,306	(19,054)	(9,267)

Net operating loss				(9,267)